Exhibit 21
Kadant Inc.
Subsidiaries of the Registrant
At February 16, 2018, the Registrant owned the following significant subsidiaries:

Name	State or Jurisdiction of Incorporation

Amadeo Farell S.A.U.	Spain
COMDEC PAAL SAS	France
DICOM Ltd.	England
Fibertek U.K. Limited	England
Johnson-Fluiten S.r.l.	Italy
Kadant Asia Holdings Inc.	Mauritius
Kadant Black Clawson LLC	Delaware
Kadant Canada Corp.	Nova Scotia, Canada
Kadant Cayman Ltd.	Cayman Islands
Kadant Cyprus (Canada) Limited	Cyprus
Kadant Fibergen Inc.	Delaware
Kadant Fiberline (China) Co., Ltd.	China
Kadant GranTek Inc.	Delaware
Kadant International Holdings LLC	Delaware
Kadant International Luxembourg SCS	Luxembourg
Kadant Johnson (Wuxi) Technology Co., Ltd.	China
Kadant Johnson Deutschland GmbH	Germany
Kadant Johnson Europe B.V.	Netherlands
Kadant Johnson Holdings Inc.	Michigan
Kadant Johnson LLC	Delaware
Kadant Johnson Latin America Holding Inc.	Michigan
Kadant Lamort SAS	France
Kadant Luxembourg SarL	Luxembourg
Kadant Mexico LLC	Delaware
Kadant Mexico, S.A. de C.V.	Mexico
Kadant Nordic AB	Sweden
Kadant Northern UK Co., Ltd.	UK
Kadant Noss AB	Sweden
Kadant Paal GmbH	Germany
Kadant South America Ltda.	Brazil
Kadant U.K. Holdings Limited	England
Kadant U.K. Limited	England
Nicholson Manufacturing Ltd.	Canada
Paal GmbH	Germany
Valon Kone OY	Finland
VK North America LLC	Delaware